Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

ESAB CORPORATION

ESAB Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The Certificate of Incorporation of the Corporation is hereby amended by deleting Article 4 in its entirety and inserting the following in lieu thereof:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 600,000,000 shares of Common Stock, $0.001 par value per share.

Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each share of Common Stock issued and outstanding as of immediately prior to the Effective Time hereby is automatically, without any action on the part of the Corporation or any holder thereof, reclassified into 60,034.311 shares of Common Stock (the “Stock Split”). From and after the Effective Time, each book-entry share or certificate, as applicable, representing Common Stock issued and outstanding immediately prior to the Effective Time shall thereafter represent the number of shares of Common Stock into which such shares have been reclassified at the Effective Time pursuant to this Certificate of Amendment.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.”

SECOND: This Amendment was duly adopted in accordance with Section 242 of the DGCL with the sole stockholder of the Corporation acting by consent in lieu of a meeting in accordance with Section 228 of the DGCL.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, ESAB Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be duly executed in its corporate name this 23rd day of March, 2022.

ESAB CORPORATION

By:	/s/ Kevin J. Johnson
Name: Kevin J. Johnson
Title: Chief Financial Officer